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                                                                       Exhibit 5




                        Taft, Stettinius & Hollister LLP
                              1800 Star Bank Center
                                425 Walnut Street
                           Cincinnati, Ohio 45202-3957

                                February 8, 1999


Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

           Re:  Duramed Pharmaceuticals, Inc.
                1991 Stock Option Plan for Nonemployee Directors
                ------------------------------------------------

Dear Sir or Madam:

     We have acted as counsel for Duramed Pharmaceuticals, Inc., a Delaware corporation, in connection with the registration of 150,000 additional shares of common stock for issuance under Duramed's 1991 Stock Option Plan for Nonemployee Directors (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based upon that information, we are of the opinion that the additional shares of Duramed common stock, $.01 par value, which may be issued and sold pursuant to the Plan will be, when issued in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and nonassessable.

           We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by Duramed with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of the 150,000 additional shares to be issued and sold pursuant to the Plan.




                                               TAFT, STETTINIUS & HOLLISTER LLP